Exhibit 99.1

Contact:

J. Steven Roy

Executive Vice President and Chief Financial Officer

(334) 677-2108

MOVIE GALLERY REPORTS FOURTH-QUARTER NET INCOME OF
$0.52 PER DILUTED SHARE

ADJUSTED NET INCOME EXCEEDS GUIDANCE FOR FOURTH QUARTER,
INCREASING 29.3% TO $0.53 PER DILUTED SHARE

ANNOUNCES EXPECTATIONS FOR 2004

DOTHAN, Ala. (February 19, 2004) — Movie Gallery, Inc. (Nasdaq: MOVI) today announced financial results for the fourth quarter and fiscal year ended January 4, 2004.  Revenues increased 27.9% to $195,509,000 for the fourth quarter from $152,845,000 for 2002.  Net income was $17,460,000, or $0.52 per diluted share, for the fourth quarter of 2003 up from a net loss of $3,932,000, or $0.12 per diluted share, for 2002.

Adjusted net income per diluted share increased 29.3% to $0.53 for the latest quarter from $0.41 for 2002.  Adjusted net income for both quarters excludes both the non-cash impact of the change in accounting estimate for rental inventory discussed in the Company’s fourth-quarter 2002 earnings press release and the non-cash impact of stock option compensation. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, non-cash stock option compensation, and non-recurring items, less purchases of rental inventory exclusive of new store opening inventory) increased 30.3% to $32,686,000 for the fourth quarter of 2003 from $25,077,000 for the prior year.  For more information on the reconciliation of actual and adjusted results discussed in this release, see the Unaudited Financial Highlights on page 5.

For 2003, revenues increased 30.9% to $692,395,000 from $528,988,000 for 2002.  Net income rose 136.2% to $49,436,000 from $20,934,000.  Net income per diluted share for 2003 rose 120.9% to $1.48 from $0.67 for 2002.  Adjusted net income per diluted share increased 22.7% to $1.62 from $1.32.  Adjusted net income for both years excludes the non-cash impact of the accounting change for rental inventory amortization and the non-cash impact of stock option compensation expense.  Adjusted net income for 2002 also excludes a charge related to a legal settlement.  Adjusted EBITDA for 2003 was $109,416,000, an increase of 33.0% from $82,260,000 for 2002.

Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, commented, “Movie Gallery’s fourth-quarter results represented a great finish to a year of strong performance.  As reported earlier, our revenue growth for the quarter reflected a 6% increase in same-store sales, with a 5.5% increase in same-store rental revenues.  We also benefited from a 21% expansion in our store base to 2,158 stores at the end of 2003 from 1,784 stores at the end

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of 2002.  This growth included the impact of opening 78 internally developed stores during the fourth quarter, acquiring 36 stores and closing six stores.  For the full year, we opened 241 internally developed stores – compared with our original target range for the year of 175 to 200 stores – acquired 170 stores and closed 37 stores.

“In spite of this substantial store development and acquisition activity, our cash flow enabled us to self-finance this expansion and complete the year with $53.7 million in cash and cash equivalents, up 35.9% from the end of 2002.  While we expect to self-finance our planned expansion of the store base in 2004, our strong balance sheet, with no debt and total stockholders’ equity of $320.1 million at year-end, supports our confidence in our ability to implement our growth strategies for the foreseeable future.”

The following are the Company’s current expectations for both full-year 2004 and the first quarter of 2004:

•                  The Company expects same-stores sales for 2004 in a range of flat to positive 3%.

•                  The Company expects to open between 275 and 300 stores in 2004, requiring a capital investment of approximately $40 million.  The Company will continue to explore strategic acquisitions of small chain operators.  However, acquisitions are not reflected in the Company’s 2004 guidance.

•                  The Company expects other ongoing capital expenditures for 2004 to approximate $25 million.

•                  The Company’s guidance for 2004 includes revenues in a range of $775 million to $800 million, adjusted net income per diluted share in a range of $1.76 to $1.86 and a 15% to 20% increase in adjusted EBITDA.

•                  The Company’s cash taxes are expected to approximate 23% of income before tax.

•                  Quarter-to-date, rental revenues are ahead of plan, tracking in the positive mid-single digit range on a same-store basis.  However, based on a comparatively weak slate of titles available for the remainder of the first quarter, the Company expects overall same-store sales for the first quarter of 2004 in a range of slightly positive to negative 2%, with same-store rental revenues higher than overall same-store sales.

•                  The Company’s guidance for the first quarter of 2004 is for revenues in a range of $185 million to $195 million and adjusted net income per diluted share in a range of $0.52 to $0.54.

The Company’s guidance for adjusted net income per diluted share for the first quarter and full-year 2004 does not include the non-cash impact of stock option compensation. The comparable GAAP measurements for net income per diluted share for the first quarter and full-year 2004 depend on future stock option exercises and the Company’s share price, which will not be available until after the completion of each applicable period.

•                  Given the Company’s ability to grow its store base in excess of 12% annually, initiate its first dividend payment and still generate free cash flow with no debt on the balance sheet, the Company has begun experimenting with various alternative delivery vehicles for movie content.  These delivery alternatives consist of projects ranging from alternative retail delivery of DVD to movie trading concepts within existing stores to digital delivery of content into the home and other locations.  The Company’s guidance for the first quarter and full-year 2004 includes its expectation that, for the first six months of 2004, these initiatives will lower adjusted net income by approximately $0.05 per diluted share. The Company has made no commitments regarding these initiatives beyond the first half of 2004.

Mr. Malugen concluded, “The primary operating and growth strategies we are implementing in 2004 are virtually the same that have driven five consecutive years of substantial profitable growth for Movie Gallery.  Through this growth, we are well positioned to leverage the compelling opportunities we see to expand our dominant position in our markets and produce further significant profitable growth.”

Movie Gallery will hold a conference call to discuss this release today at 11:00 a.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.moviegallery.com and clicking Investor Relations or by going to the following web sites – www.streetevents.com or www.fulldisclosure.com - at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on February 26, 2004.

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the first quarter and full-year 2004 if, among other factors, (i) same-store sales are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers’ desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) the Company’s actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; (vii) competitive pressures are greater than anticipated; or (viii) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 2,186 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

MOVIE GALLERY, INC.

Unaudited Financial Highlights

(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 5, 2003	January 4, 2004	January 5, 2003	January 4, 2004

Revenues	$152,845	$195,509	$528,988	$692,395

Net income (loss)	$(3,932)	$17,460	$20,934	$49,436
Plus reconciling items (after tax):
Stock option compensation	890	(78)	1,367	903
Amortization policy change	16,741	533	16,741	3,634
Legal settlement	—	—	2,400	—
Adjusted net income(1)	$13,699	$17,915	$41,442	$53,973

Net income (loss) per diluted share	$(0.12)	$0.52	$0.67	$1.48
Adjusted net income per diluted share(1)(2)	$0.41	$0.53	$1.32	$1.62
Weighted average diluted shares outstanding	31,988	33,586	31,436	33,370

Adjusted EBITDA:
Operating income (loss)	$(6,453)	$28,695	$35,881	$81,891
Rental inventory amortization and non-cash cost of rental inventory sold	57,249	34,358	128,300	132,978
Depreciation and intangibles amortization	4,801	6,658	19,346	23,569
Stock option compensation	1,484	(145)	2,279	1,481
Legal settlement	—	—	4,000	—
Purchases of rental inventory	(36,079)	(40,713)	(117,753)	(147,205)
DVD catalog investment	—	—	—	5,421
New store rental inventory purchases	4,075	3,833	10,207	11,281
Adjusted EBITDA(1)	$25,077	$32,686	$82,260	$109,416

(1) Adjusted net income, adjusted net income per diluted share and adjusted EBITDA (the “adjusted items”) are non-GAAP financial measures. The Company believes its calculation of adjusted net income per diluted share provides a better measure of the Company’s ongoing performance and better comparability to prior periods, because it excludes items not related to the Company’s core business operations and items dependent upon fluctuations in the Company’s stock price.  The Company discloses adjusted EBITDA because it is a widely accepted financial indicator in the home video retail industry of a company’s ability to finance its operations and meet its growth plans, in that it treats rental inventory as being expensed upon purchase instead of being capitalized and amortized.  This measure is also used by the Company internally to make new store and acquisition investment decisions and to calculate awards under incentive-based compensation programs.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management and industry analysts.  The adjusted items should not be considered in isolation or as a substitute for net income or net income per diluted share as determined in accordance with accounting principles generally accepted in the United States.

(2) For purposes of calculating adjusted net income per diluted share for the fourth quarter of 2002, the weighted average shares outstanding have been increased by 1,121 shares that would be issued upon exercise of dilutive common stock options.  Net loss per diluted share has not been adjusted for dilutive options as the effect would be anti-dilutive.

MOVIE GALLERY, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	January 5, 2003	January 4, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,526	$53,720
Merchandise inventory	18,646	26,473
Prepaid expenses	1,533	1,377
Store supplies and other	7,585	11,019
Deferred income taxes	—	1,631
Total current assets	67,290	94,220

Rental inventory, net	82,880	102,479
Property, furnishings and equipment, net	86,993	114,356
Goodwill	116,119	136,008
Other intangibles, net	6,677	8,473
Deposits and other assets	3,615	8,753
Total assets	$363,574	$464,289

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$66,996	$77,344
Accrued liabilities	23,524	26,161
Deferred revenue	9,636	10,741
Deferred income taxes	742	—
Total current liabilities	100,898	114,246

Other accrued liabilities	249	142
Deferred income taxes	3,376	29,785
Stockholders’ equity:
Preferred stock, $.10 par value; 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000,000 shares authorized, 32,061,871 and 32,840,849 shares issued and outstanding, respectively	32	33
Additional paid-in capital	216,631	225,191
Retained earnings	42,647	91,098
Accumulated other comprehensive income (loss)	(259)	3,794
Total stockholders’ equity	259,051	320,116
Total liabilities and stockholders’ equity	$363,574	$464,289

MOVIE GALLERY, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 5, 2003	January 4, 2004	January 5, 2003	January 4, 2004
Revenues:
Rentals	$136,538	$173,471	$490,836	$629,793
Product sales	16,307	22,038	38,152	62,602
Total revenues	152,845	195,509	528,988	692,395

Cost of sales:
Cost of rental revenues	65,533	49,473	164,818	184,439
Cost of product sales	14,449	17,696	29,852	50,143
Gross margin	72,863	128,340	334,318	457,813

Operating costs and expenses:
Store operating expenses	68,128	87,115	253,865	325,916
General and administrative	9,519	12,061	40,995	46,522
Amortization of intangibles	185	614	1,298	2,003
Stock option compensation	1,484	(145)	2,279	1,481
Operating income (loss)	(6,453)	28,695	35,881	81,891

Interest expense, net	(100)	(137)	(1,024)	(468)
Income (loss) before income taxes	(6,553)	28,558	34,857	81,423

Income taxes	(2,621)	11,098	13,923	31,987

Net income (loss)	$(3,932)	$17,460	$20,934	$49,436

Net income (loss) per share:
Basic	$(0.12)	$0.53	$0.69	$1.53
Diluted	$(0.12)	$0.52	$0.67	$1.48

Weighted average shares outstanding:
Basic	31,988	32,716	30,273	32,406
Diluted	31,988	33,586	31,436	33,370

MOVIE GALLERY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Fifty-Two Weeks Ended
	January 5, 2003	January 4, 2004

Operating activities:
Net income	$20,934	$49,436
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization and non-cash cost of rental inventory sold	128,300	132,978
Depreciation and intangibles amortization	19,346	23,569
Stock option compensation	2,279	1,481
Tax benefit of stock options exercised	4,454	3,747
Deferred income taxes	4,653	24,036
Changes in operating assets and liabilities:
Merchandise inventory	(10,972)	(7,232)
Other current assets	(466)	(3,202)
Deposits and other assets	(1,222)	(5,085)
Accounts payable	15,446	10,348
Accrued liabilities and deferred revenue	3,967	1,725
Net cash provided by operating activities	186,719	231,801

Investing activities:
Business acquisitions	(57,675)	(30,672)
Purchases of rental inventory	(117,753)	(147,205)
Purchases of property, furnishings and equipment	(31,316)	(47,116)
Net cash used in investing activities	(206,744)	(224,993)

Financing activities:
Proceeds from issuance of common stock	66,769	—
Proceeds from exercise of stock options	2,659	3,333
Net payments on long-term debt	(26,000)	—
Net cash provided by financing activities	43,428	3,333

Effect of exchange rate changes on cash and cash equivalents	(226)	4,053
Increase in cash and cash equivalents	23,177	14,194
Cash and cash equivalents at beginning of year	16,349	39,526
Cash and cash equivalents at end of year	$39,526	$53,720

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